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Exhibit 10.21

Description of Severance Arrangement between Alternative Resources Corporation (the "Company") and Robert P. Stanojev ("Stanojev") effective November 17, 2003.

        Stanojev is entitled to severance of one times current annual compensation ($200,000) upon the following events:

1.
If the Company terminates the appointment of Stanojev as President and Chief Executive Officer, Stanojev will receive this severance amount upon his termination as President and Chief Executive Officer over 12 months in regular installments.

2.
In the event of a change of control, Stanojev would be entitled to full payment of the severance amount at closing upon his termination as President and Chief Executive Officer.

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  Exhibit 10.21